Exhibit 10.21
iWatt, Inc. 101 Albright Way, Suite D Los Gatos, CA 95032 408.374.4200 www.iwatt.com

October 20, 2011

Alex Sinar

iWatt

Dear Alex,

In recognition of your outstanding performance and commitment to iWatt, I am pleased to inform you that you have been promoted to Senior Vice President of Operations & Quality effective November 1, 2011. With this promotion comes a salary increase to $229,000.00 annually as well as 500,000 additional stock options.

Our Company’s goal of further growth in Asia will present many challenges and rewards to us as we move forward. I am confident that with your continued support as a senior member of my team, our success will continue.

Let me be the first to congratulate you on this important milestone.

Best regards,

/s/ Ronald Edgerton

Ronald Edgerton

CEO

iWatt
90 Albright Way
Los Gatos, CA 95032
telephone:	408.374.4200
fax:	408.341.0455
internet:	iwatt.com

January 25, 2005

Alex Sinar

10511 Davison Avenue

Cupertino, CA 95014

Dear Alex,

This is a third revised offer letter: We are pleased to offer you employment at iWatt. Your title will be VP Operations, reporting to me. You will be working at iWatt’s offices in Los Gatos.

iWatt is an exciting place to work and we are pleased that you will be part of the team. Our mission is to lead the revolution in power supply design with the industry’s first truly digital approach to power regulation and control. I am sure that iWatt will provide you with a rewarding and stimulating career.

Your beginning base salary while employed by iWatt will be $185,000.00 per annum, to be paid semi-monthly in accordance with iWatt’s regular payroll policy and subject to applicable withholding tax. Your job is exempt, which means you are not subject to the minimum wage and overtime provisions of the Federal Fair Labor Standards Act (FLSA).

iWatt also offers you a hiring bonus in the amount of $30,000.00 in order to help expedite your decision to join us. In the event that you voluntarily leave the company within one year of your hire date, iWatt requires 100% payback of the bonus payment.

In addition to your cash compensation, in connection with the commencement of your employment, iWatt will recommend that the Board of Directors grant to you a stock option under iWatt’s 2000 Stock Option Plan to purchase 600,000 shares of iWatt common stock. Your option will vest over four years, with 25 percent of the total shares vesting one year after your employment start date, and then vesting at the rate of one forty-eighth of the total shares each month thereafter until fully vested. The per share exercise price of the option will be equal to the fair market value of iWatt common stock on the grant date as determined by the iWatt Board. For your information, the Board recently determined that the fair market value of the common stock was $0.10 per share.

To the extent that you are an employee of the company, if your continuous status as an employee is involuntarily terminated without Cause during the 12-month period following a Change of Control (as defined below and as such terms are defined in the stock option agreement), then the vesting schedule set forth on the Notice of Stock Option Grant will accelerate automatically such that 100% of the then remaining unvested shares under this Option will become immediately vested and exercisable.

In addition, if your employment is involuntarily terminated without cause during the 12-month period following a Change of Control of the Company, you will be entitled to receive severance equal to 6-months’ base salary.

As a condition to the Company’s obligation to provide the acceleration of vesting and severance benefits described above, you agree to execute and deliver to the Company a general release of claims in form and substance satisfactory to the Company and its counsel.

“Cause” for purposes of this Agreement shall mean termination of your employment following: (a) conviction of, or entry of a plea of guilty or nolo contendere in a court of competent jurisdiction with respect to, any crime which constitutes a felony in the jurisdiction involved (other than a felony traffic offense); (b) misappropriation of funds or commission of an act of fraud, whether prior or subsequent to the date hereof, upon the Company; (c) a willful breach by you of a provision of the Company’s policies, as set forth in the Company’s employee handbook, or other written document binding upon the Company’s employees generally; (d) material breach of your Confidentiality Agreement (as defined below); or (e) conduct, which in the good faith and reasonable determination of the Company, demonstrates unacceptable job performance or gross unfitness to serve. Physical or mental disability shall not constitute “Cause” hereunder.

“Change of Control” shall mean (a) a sale or disposition of all or substantially all of the assets of the Company; (b) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company’s voting power immediately after such consolidation, merger, or reorganization; or (c) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that the foregoing shall not include (i) any consolidation or merger with a wholly owned subsidiary of the Company; (ii) any consolidation or merger effected exclusively to change the domicile of the Company or (iii) any transaction or series of transactions principally for bona fide financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof.

iWatt also offers you a package of benefits in addition to your cash and stock option compensation. The current benefits are summarized below.

As of the first day of the month following your date of hire you will be eligible for iWatt’s medical, dental, vision and life insurance. After 90 days of employment, you will be eligible for iWatt’s tuition reimbursement plan. You will begin to accrue other benefits such as paid vacation and will be eligible to enroll in iWatt’s 401 (k) tax-deferred retirement plan, as of your date of hire. Contact iWatt’s Human Resources Department for complete details.

Your acceptance of this offer and commencement of employment with iWatt is contingent upon the execution and delivery of iWatt’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your start date.

This offer of employment is also contingent upon the successful verification of the information you provided to iWatt during your application process, as well as a general background check performed by iWatt to confirm your suitability for employment.

You understand and agree that by accepting this offer of employment, you represent to iWatt that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with iWatt, enter into any oral or written agreement in conflict with any of the provisions of this letter or iWatt’s policies.

As an employee, you will be expected to adhere to iWatt’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. iWatt is an equal opportunity employer. iWatt does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this EEO statement should be directed to Human Resources.

Your employment with iWatt will be on an “at will” basis, meaning that either you or iWatt may terminate your employment at any time for any reason or no reason, without further obligation or liability. iWatt also reserves the right to modify or amend the terms of your employment at any time for any reason. This at-will employment policy is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by an officer of iWatt.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter will be governed by the laws of California, without regard to its conflict of laws provisions.

If this letter accurately reflects your understanding of this employment relationship, please sign below to indicate your acceptance, and return it to me no later than January 31, 2005. Then please call me to let me know you’ve accepted the position, so we can arrange your start date and new employee orientation. I look forward to welcoming you on board the iWatt team!

Sincerely,

/s/ Curtis I. Davis
Curtis I. Davis
President & CEO
iWatt

Acceptance. I hereby accept iWatt’s offer of employment, and I agree to the terms and conditions of employment set forth in this letter.

/s/ Alex Sinar	March 7, 2005
Alex Sinar	Start Date

Jan 28, 2005
Date